UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 21, 2007

(Date of earliest event reported)

1st Pacific Bancorp

(Exact name of registrant as specified in its charter)

California	001-33890	20-5738252
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

9333 Genesee, Suite 300
San Diego, California 92121

(Address of principal executive offices, Zip Code)

(858) 875-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2007, 1st Pacific Bancorp (“Bancorp”) and its wholly-owned subsidiary, 1st Pacific Bank of California (the “Bank”, and together with Bancorp, the “Company”) entered into an Employment Agreement (the “Revier Agreement”) with their Executive Vice President and Chief Credit Officer, Mr. Richard H. Revier, for a term ending December 31, 2009.  Pursuant to the Revier Agreement, Mr. Revier is to receive an annual base salary of $170,000 for the period of November 17, 2007 to December 31, 2008, and $176,600 for the period of January 1, 2009 to December 31, 2009.  Also pursuant to the Revier Agreement, Mr. Revier has already received a grant of options to purchase 20,000 shares of Bancorp’s common stock pursuant to Bancorp’s 2007 Omnibus Stock Incentive Plan, will participate in the 1st Pacific Bank of California Senior Executive Bonus Plan for Senior Management (“SEBP”) and will receive an automobile allowance of $650.00 per month as well as other customary employee benefits, including, but not limited to, expense reimbursement, life insurance and vacation time.

Pursuant to the Revier Agreement, if Mr. Revier is terminated for any reason other than specific reasons listed in the Revier Agreement (such listed reasons including for example willful breach, habitual neglect, malfeasance, illegal conduct, death or disability) or if Mr. Revier resigns for Good Cause (as defined in the Revier Agreement), he is entitled to receive (i) an amount equal to his annual base salary and automobile allowance for 9 months, (ii) certain incentive compensation due Mr. Revier, if any, in compliance with the SEBP, (iii)  a payout of all accrued but unused vacation, and (iv) continuation of group medical and other insurance benefits for a period of 9 months.  All such payments are conditional upon the execution of a general release. If Mr. Revier is terminated for certain other specific reasons specified in the Revier Agreement (including for example willful breach, habitual neglect, malfeasance, or illegal conduct), he is entitled to receive only his base salary, benefits and payout of all accrued but unused vacation due to him through the date of his termination.  Also pursuant to the Revier Agreement, Mr. Revier is entitled to certain payments upon a change of control of the Company if the surviving entity does not retain him.

Also on December 21, 2007, the Company entered into an Employment Agreement (the “Prosi Agreement”) with its Executive Vice President and Chief Operating Officer, Mr. Larry Prosi, for a term ending June 30, 2010.  Pursuant to the Prosi Agreement, Mr. Prosi is to receive an annual base salary of $160,000 for the period of November 1, 2007 through June 30, 2010.  Also pursuant to the Prosi Agreement, Mr. Prosi has already received a grant of options to purchase 52,712 shares of Bancorp’s common stock pursuant to Bancorp’s 2007 Omnibus Stock Incentive Plan, will participate in the SEBP and will receive an automobile allowance of $650.00 per month as well as other customary employee benefits, including, but not limited to, expense reimbursement, life insurance and vacation time.

Pursuant to the Prosi Agreement, if Mr. Prosi is terminated for any reason other than specific reasons listed in the Prosi Agreement (such listed reasons including for example willful breach, habitual neglect, malfeasance, illegal conduct, death or disability) or if Mr. Prosi resigns for Good Cause (as defined in the Prosi Agreement), he is entitled to receive (i) an amount equal to his annual base salary and automobile allowance for 9 months, (ii) certain incentive compensation due Mr. Prosi , if any, in compliance with the SEBP, (iii) a payout of all accrued but unused vacation, and (iv) continuation of group medical and other insurance benefits for a period of 9 months.  All such payments are conditional upon the execution of a general release.  If Mr. Prosi is terminated for certain other specific reasons specified in the Prosi Agreement (including for example willful breach, habitual neglect, malfeasance, or illegal conduct), he is entitled to receive only his base salary, benefits and payout of all accrued but unused vacation due to him through the date of his termination.  Also pursuant to the Prosi Agreement, Mr. Prosi is entitled to certain payments upon a change of control of the Company if the surviving entity does not retain him.

Also on December 21, 2007, the Bank entered into a First Amendment to Employment Agreement (the “Burgess Amendment”, and together with the Revier Agreement and the Prosi Agreement, the “Employment Agreements”) with its Executive Vice President and Chief Financial Officer, Mr. James H. Burgess.  Pursuant to the Burgess Amendment, Mr. Burgess’ annual base salary is to increase to $166,400 effective November 15, 2007 through December 31, 2008.  Also pursuant to the Burgess Amendment, Mr. Burgess has already received a grant of options to purchase 20,000 shares of Bancorp’s common stock pursuant to Bancorp’s 2007 Omnibus Stock Incentive Plan.

The description of the Employment Agreements herein is only a summary and is qualified in its entirety by the full text of such document, which is filed as an exhibit hereto and is incorporated by reference herein.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits.

10.1        Employment Agreement by and among Bancorp, the Bank and Richard H. Revier dated December 21, 2007.

10.2        Employment Agreement by and among Bancorp, the Bank and Larry Prosi dated December 21, 2007.

10.3        First Amendment to Employment Agreement by and between the Bank and James H. Burgess dated December 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1st Pacific Bancorp

Date: December 28, 2007	By:	/s/ A. Vincent Siciliano
A. Vincent Siciliano
President and
Chief Executive Officer